Utz Brands Reports First Quarter 2025 Results and Reaffirms Full-Year 2025 Outlook

Hanover, PA – May 1, 2025 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded Salty Snacks and a small-cap value Staples equity, today reported financial results for the Company’s first fiscal quarter ended March 30, 2025.

1Q’25 Summary(1)
•Net Sales increased 1.6% to $352.1 million
•Total Organic Net Sales increased 2.9%; Branded Salty Snacks increased 4.9%
•Gross Profit Margin decline of 90bps
•Adjusted Gross Profit Margin expansion of 100bps
•Net Income increased 137.5% to $5.7 million
•Adjusted Net Income increased 7.2% to $22.3 million
•Adjusted EBITDA increased 3.9% to $45.1 million
•Diluted Earnings Per Share of $0.09
•Adjusted Earnings Per Share increased 14.3% to $0.16

(1) All comparisons for the first quarter of 2025 are to the first quarter of 2024 (ended March 31, 2024).
“I’m pleased with our strong start to the year, as we delivered nearly 3% Organic Net Sales growth(1), and gained dollar and pound share of the Salty Snacks category in the first quarter(2). Our use of bonus packs and focused trade promotions have been effective in addressing consumer value needs. We’ve now shown our ability to grow despite category softness, due to our unique geographic expansion opportunity. In addition, we delivered our ninth consecutive quarter of year-over-year Adjusted EBITDA Margin expansion, and we drove Adjusted Earnings Per Share growth of over 14%,” said Howard Friedman, Chief Executive Officer of Utz.

Mr. Friedman continued, “Looking ahead to the remainder of 2025, we expect that our strong productivity cost savings will continue to give us the flexibility to build our brands and expand our margins. Based on what we know today, given that nearly all our input costs are sourced domestically and our manufacturing facilities are all in the United States, we expect that recent tariff volatility will have a modest impact on our business in 2025. As such, we remain confident in reaffirming our full-year guidance for both the top and bottom line.”

First Quarter 2025 Results

First quarter Net Sales were $352.1 million compared to $346.5 million in the prior year period(3). Organic Net Sales increased 2.9% year-over-year, driven by a favorable volume/mix contribution of 6.3%, partially offset by lower net price realization of (3.4)%, of which (2.8) percentage points were attributable to the impact of bonus packs. Branded Salty Snacks Organic Net Sales(4) (representing 87% of total Net Sales) increased 4.9% led by our Power Four Brands, offset by an 8.8% decline in Non-Branded & Non-Salty Snacks Organic Net Sales(4), primarily due to Partner Brands and Dips & Salsas.

For the 13-week period ended March 30, 2025, the Company’s Branded Salty Snacks Retail Sales were flat to the prior year period compared to a 1.7% decline for the Salty Snack category overall. The Company’s Power Four Brands of Utz®, On The Border®, Zapp’s® and Boulder Canyon® Retail Sales increased by 1.7%. The Company’s Retail Volumes increased by 5.7% compared to a 1.6% decline for the Salty Snack category, and the Company drove volume share gains in both its Core and Expansion geographies.(2)

Gross Profit Margin of 33.6% declined 90bps compared to 34.5% in the prior year period. Adjusted Gross Profit Margin of 38.2% expanded 100bps compared to 37.2% in the prior year period. The increase was driven by productivity savings, which more than offset increased investments to support capacity expansion and growth.

Selling, Distribution, and Administrative Expenses (“SD&A Expenses”) were $113.2 million, or 32.1% of Net Sales, compared to $109.4 million, or 31.6% of Net Sales, in the prior year period. Adjusted SD&A Expenses were $89.4 million, or 25.4% of Net Sales, compared to $85.4 million, or 24.6% of Net Sales, in the prior year period. The increase as a percentage of Net Sales was primarily due to higher people, selling, and delivery costs to support our growth.

The Company reported Net Income of $5.7 million compared to Net Income of $2.4 million in the prior year period. The change in Net Income was primarily due to an increase in the gain on the remeasurement of the warrant liability of $22.8 million. Adjusted Net Income in the quarter increased 7.2% to $22.3 million compared to $20.8 million in the prior year period. Adjusted Earnings Per Share increased 14.3% to $0.16 compared to $0.14 in the prior year period. The Adjusted Earnings Per Share growth in the first quarter was the result of operating earnings growth, and lower interest expense as a result of the refinancing of the Company’s long-term debt in January.

Adjusted EBITDA increased 3.9% to $45.1 million, or 12.8% as a percentage of Net Sales, compared to $43.4 million, or 12.5% as a percentage of Net Sales, in the prior year period. The increase in Adjusted EBITDA was driven by Adjusted Gross Profit Margin expansion.

(1) Versus prior year period.
(2) As measured by Circana MULO+ w/convenience.
(3) The divestiture of the R.W. Garcia® and Good Health® brands impacted Net Sales by (1.3)%.
(4) See “Other Defined Terms” for definitions.

Balance Sheet and Cash Flow Highlights

•As of March 30, 2025
◦Total liquidity of $172.2 million, consisting of cash on hand of $62.7 million and $109.5 million available under the Company’s revolving credit facility.
◦Net debt of $800.9 million resulting in a Net Leverage Ratio of 4.0x based on trailing twelve months Normalized Adjusted EBITDA of $201.9 million.

•For the thirteen weeks ended March 30, 2025
◦Cash flow used in operations was $20.2 million, which reflects the seasonal use of working capital.
◦Capital expenditures were $38.8 million, and dividends and distributions paid were $8.9 million.

Fiscal Year 2025 Outlook

Consistent with the 2025 fiscal year outlook provided with the fourth quarter and full year 2024 results announced on February 20, 2025, and as reaffirmed in the April 17, 2025 press release, the Company continues to expect:

•Organic Net Sales growth of low-single digits led by continued Branded Salty Snacks growth, particularly the Power Four Brands, and less decline in Non-Branded & Non-Salty Snacks;

•Adjusted EBITDA growth of 6% to 10% and Adjusted EBITDA Margin expansion of approximately 100bps, led by Adjusted Gross Profit Margin expansion fueled by strong productivity cost savings and improved product mix; and

•Adjusted Earnings Per Share growth of 10% to 15% led by increased operating earnings and lower interest expense.

The Company also continues to expect:

•An effective tax rate (normalized GAAP basis tax expense, which excludes one-time items) in the range of 17% to 19%;
•Interest Expense of approximately $43 million;
•Capital Expenditures in the range of $90 to $100 million, with the majority focused on building increased supply chain network capabilities and delivering accelerated productivity savings; and
•Net Leverage Ratio approaching 3x at year-end fiscal 2025.

Quantitative reconciliations are not available for the forward-looking non-GAAP financial measures used herein without unreasonable efforts due to the high variability, complexity, and low visibility with respect to certain items which are excluded from Organic Net Sales, Adjusted EBITDA, Net Leverage Ratio, normalized GAAP basis tax expense, excluding one-time items, and Adjusted Earnings Per Share, respectively. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future financial results.

Conference Call and Webcast Presentation

The Company has also posted a pre-recorded management discussion of its first quarter results to its website at https://investors.utzsnacks.com. In addition, the Company will host a live question and answer session with analysts at 9:30 a.m. Eastern Time today. Please visit the “Events & Presentations” section of Utz’s Investor Relations website at https://investors.utzsnacks.com to access the live listen-only webcast. Participants can also dial in over the phone by calling 1-888-596-4144. The Event Plus passcode is 3860587. The Company has also posted presentation slides and additional supplemental financial information, which are available now on Utz’s Investor Relations website.

About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands, including Utz®, On The Border® Chips & Dips, Zapp’s®, and Boulder Canyon®, among others.

After over a century with a strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz's products are distributed nationally through grocery, mass merchandisers, club, convenience, drug, and other channels. Based in Hanover, Pennsylvania, Utz has multiple manufacturing facilities located across the U.S. to serve our growing customer base. For more information, please visit the Company’s website or call 1‐800‐FOR‐SNAX.

Investors and others should note that Utz announces material financial information to its investors using its Investor Relations website, U.S. Securities and Exchange Commission (the “Commission”) filings, press releases, public conference calls, and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products, and other Company information. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s Investor Relations website.

Investor Contact
Kevin Powers
Utz Brands, Inc.
kpowers@utzsnacks.com

Media Contact
Kevin Brick
Utz Brands, Inc.
kbrick@utzsnacks.com

Forward-Looking Statements

This press release includes certain statements made herein that are not historical facts but are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements generally are accompanied by or include, without limitation, statements such as “will”, “expect”, “intends”, “goal”, “on track” or other similar words, phrases or expressions. These forward-looking statements include future plans for the Company, including outlook for fiscal 2025, plans related to the transformation of the Company’s supply chain, the Company’s product mix, the Company’s ability to reduce debt, and the anticipated interest expense savings from the repricing of the $630 million Term Loan; the estimated or anticipated future results and benefits of the Company’s future plans and operations; the Company’s cost savings plans and the Company’s logistics optimization efforts; the estimated or anticipated future results and benefits of the Company’s plans and operations; the effects of inflation or supply chain disruptions on the Company or its business; the benefits of the Company’s productivity initiatives; the effects of the Company’s marketing and innovation initiatives; the Company’s future capital structure; future opportunities for the Company’s growth; statements regarding the Company’s projected balance sheet and liabilities, including net leverage; and other statements that are not historical facts.

These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. Some factors that could cause actual results to differ include, without limitation: our operation in an industry with high levels of competition and consolidation; our reliance on key customers and ability to obtain favorable contractual terms and protections with customers; changes in demand for our products driven by changes in consumer preferences and tastes or our ability to innovate or market our products effectively; changes in consumers’ loyalty to our brands due to factors beyond our control; impacts on our reputation caused by concerns relating to the quality and safety of our products, ingredients, packaging, or processing techniques; the potential that our products might need to be recalled if they become adulterated or are mislabeled; the loss of retail shelf space and disruption to sales of food products due to changes in retail distribution arrangements; our reliance on third parties to effectively operate both our direct-to-warehouse delivery system and our direct-store-delivery network system; the evolution of e-commerce retailers and sales channels; disruption to our manufacturing operations, supply chain, or distribution channels; the effects of inflation, including rising labor costs; shortages of raw materials, energy, water, and other supplies; changes in the legal and regulatory environments in which we operate; potential liabilities and costs from litigation, claims, legal or regulatory proceedings, inquiries, or investigations into our business; potential adverse effects or unintended consequences related to the implementation of our growth strategy; our ability to successfully identify and execute acquisitions or dispositions and to manage integration or carve out issues following such transactions; the geographic concentration of our markets; our ability to attract and retain highly skilled personnel (including risks associated with our recently announced executive leadership transition); impairment in the carrying value of goodwill or other intangible assets; our ability to protect our intellectual property rights; disruptions, failures, or security breaches of our information technology infrastructure; climate change or legal, regulatory or market measures to address climate change; our exposure to liabilities, claims or new laws or regulations with respect to environmental matters; the increasing focus and opposing views, legislation and expectations with respect to ESG initiatives; restrictions on our operations imposed by covenants in our debt instruments; our exposure to changes in interest rates; adverse impacts from disruptions in the worldwide financial markets, including on our ability to obtain new credit; our exposure to any new or increased income or product taxes; pandemics, epidemics or other disease outbreaks; our exposure to changes to trade policies and tariff and import/export regulations by the United States and other jurisdictions; potential volatility in our Class A Common Stock caused by resales thereof; our dependence on distributions made by our subsidiaries; our payment obligations pursuant to a tax receivable agreement, which in certain cases may exceed the tax benefits we realize or be accelerated; provisions of Delaware law and our governing documents and other agreements that could limit the ability of stockholders to take certain actions or delay or discourage takeover attempts that stockholders may consider favorable; our exclusive forum provisions in our governing documents; the influence of certain significant stockholders and members of Utz Brands Holdings, LLC, whose interests may differ from those of our other stockholders; and the effects of our private placement warrants on the market price of our Class A Common Stock and our net income; and other risks and uncertainties set forth in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 29, 2024 and in other reports we file with the U.S. Securities and Exchange Commission from time to time.

Forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise required by law.

Non-GAAP Financial Measures:

Utz uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results and identify trends in our underlying operating results, and it provides additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. These non-GAAP financial measures do not represent financial performance in accordance with generally accepted accounted principles in the United States (“GAAP”) and may exclude items that are significant to understanding and assessing financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations, earnings per share or other measures of profitability, liquidity, or performance under GAAP. You should be aware that the presentation of these measures may not be comparable to similarly titled measures used by other companies.

Management believes that non-GAAP financial measures should be considered as supplements to the GAAP measures reported, should not be considered replacements for, or superior to, the GAAP measures, and may not be comparable to similarly named measures used by other companies. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. We believe that these non-GAAP financial measures provide useful information to investors regarding certain financial and business trends relating to the financial condition and results of operations of the Company to date when considered with both the GAAP results and the reconciliations to the most comparable GAAP measures, and that the presentation of non-GAAP financial measures is useful to investors in the evaluation of our operating performance compared to other companies in the Salty Snack industry, as similar measures are commonly used by the companies in this industry. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of management judgment about which items of expense and income are excluded or included in determining these non-GAAP financial measures. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.

Utz uses the following non-GAAP financial measures in its financial communications, and in the future could use others:
•Organic Net Sales
•Adjusted Gross Profit
•Adjusted Gross Profit as % of Net Sales (Adjusted Gross Profit Margin)
•Adjusted Selling, Distribution, and Administrative Expense
•Adjusted Selling, Distribution, and Administrative Expense as % of Net Sales (Adjusted Selling, Distribution, and Administrative Expense Margin)
•Adjusted Net Income
•Adjusted Earnings Per Share
•Adjusted Earnings Before Taxes
•EBITDA
•Adjusted EBITDA
•Adjusted EBITDA as % of Net Sales (Adjusted EBITDA Margin)
•Normalized Adjusted EBITDA
•Effective Normalized Tax Rate

•Net Leverage Ratio

Organic Net Sales is defined as Net Sales excluding the impacts of acquisitions, divestitures and independent operator (“IO”) route conversions that took place after 1Q’2024.

Adjusted Gross Profit represents Gross Profit excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Gross Profit excludes the impact of costs that fall within the categories of non-cash adjustments and/or other cash adjustment items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate operating performance. We also report Adjusted Gross Profit as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Gross Profit Margin.

Adjusted Selling, Distribution, and Administrative Expense is defined as all Selling, Distribution, and Administrative expense excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Selling, Distribution, and Administrative Expense excludes the impact of costs that fall within the categories of non-cash adjustments and/or other cash adjustment items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. We also report Adjusted Selling, Distribution, and Administrative Expense as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Selling, Distribution, and Administrative Margin.

Adjusted Net Income is defined as Net Income excluding Depreciation and Amortization expense, a non-cash item, related to fair value adjustments on property, plant, and equipment, and definite-lived intangibles relating to business combinations recorded in prior periods. In addition, Adjusted Net Income excludes deferred financing fees, interest income, and expense relating to IO loans and certain non-cash adjustments and/or other cash adjustment items such as those related to stock-based compensation, hedging, and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, remeasurement of warrant liabilities and financing-related costs. Lastly, Adjusted Net Income normalizes the income tax provision to account for the above-mentioned adjustments.

Adjusted Earnings Before Taxes is defined as Adjusted Net Income before normalized GAAP basis tax expense.

Adjusted Earnings Per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding for each period on a fully diluted basis, assuming the private placement warrants are net settled and the shares of Class V Common Stock of the Company are converted to Class A Common Stock.

EBITDA is defined as Net Income Before Interest, Income Taxes, and Depreciation and Amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash adjustments and/or other cash adjustment items, such as stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this release because the financial information contained in the release can be used in the evaluation of Utz’s operating performance compared to other companies in the Salty Snack industry, as similar measures are commonly used by companies in this industry. In this release, we also provide Adjusted EBITDA as a percentage of Net Sales as an additional measure for readers to evaluate our Adjusted EBITDA Margin.

Normalized Adjusted EBITDA is defined as Adjusted EBITDA after giving effect to pre-acquisition Adjusted EBITDA for certain acquisitions and dispositions from time to time.

Effective Normalized Tax Rate is defined as normalized GAAP basis tax expense, which excludes one-time items, divided by Adjusted Earnings before Taxes.

Net Leverage Ratio is defined as trailing twelve month Normalized Adjusted EBITDA divided by Net Debt. Net Debt is defined as Gross Debt less Cash and Cash Equivalents.

Other Defined Terms:

Branded Salty Snacks is defined as Power Four Brands and Other Brands. Power Four Brands consist of the Utz® brand, On The Border®, Zapp’s®, and Boulder Canyon®. Other Brands include Golden Flake®, TORTIYAHS!®, Hawaiian®, Bachman®, Tim’s Cascade®, Dirty Potato Chips®, TGI Fridays® and Vitner's®.

Non-Branded & Non-Salty Snacks is defined as partner brands, private label, co-manufacturing for which we are the manufacturer, Utz branded non-salty snacks such as On The Border® Dips and Salsa, and sales not attributable to specific brands.

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the thirteen weeks ended March 30, 2025 and March 31, 2024
(In thousands, except share information)
(Unaudited)

(in thousands)	Thirteen weeks ended March 30, 2025	Thirteen weeks ended March 31, 2024
Net sales	$352,084	$346,523
Cost of goods sold	233,854	226,950
Gross profit	118,230	119,573

Selling, distribution, and administrative expenses
Selling and distribution	77,265	73,666
Administrative	35,949	35,782
Total selling, distribution, and administrative expenses	113,214	109,448

Gain (loss) on sale of assets, net	660	(470)

Income from operations	5,676	9,655
Other (expense) income, net
Gain on sale of business	—	44,015
Interest expense	(11,470)	(13,831)
Loss on debt extinguishment	(531)	—
Other income	362	910
Gain (loss) on remeasurement of warrant liability	11,016	(11,808)
Other (expense) income, net	(623)	19,286

Income before taxes	5,053	28,941
Income tax (benefit) expense	(625)	26,544
Net income	5,678	2,397
Net loss (income) attributable to noncontrolling interest	1,824	(6,387)
Net income (loss) attributable to controlling interest	$7,502	$(3,990)

Income (loss) per Class A Common stock: (in dollars)
Basic	$0.09	$(0.05)
Diluted	$0.09	$(0.05)
Weighted-average shares of Class A Common stock outstanding
Basic	85,721,393	81,389,465
Diluted	87,535,340	81,389,465

Net income	$5,678	$2,397
Other comprehensive (loss) income:
Change in fair value of interest rate swap	(6,452)	4,659
Comprehensive (loss) income	(774)	7,056
Net comprehensive loss (income) attributable to noncontrolling interest	4,364	(8,352)
Net comprehensive income (loss) attributable to controlling interest	$3,590	$(1,296)

Utz Brands, Inc.
CONSOLIDATED BALANCE SHEETS
March 30, 2025 and December 29, 2024
(In thousands, except per share information)

	As of March 30, 2025	As of December 29, 2024
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$62,748	$56,138
Accounts receivable, less allowance of $3,267 and $3,267, respectively	134,998	119,867
Inventories	107,576	101,362
Prepaid expenses and other assets	34,694	35,269
Current portion of notes receivable	4,339	4,622
Total current assets	344,355	317,258
Non-current Assets
Property, plant and equipment, net	374,956	345,210
Goodwill	870,695	870,695
Intangible assets, net	989,834	996,510
Non-current portion of notes receivable	9,114	9,192
Other assets	190,113	189,547
Total non-current assets	2,434,712	2,411,154
Total assets	$2,779,067	$2,728,412
LIABILITIES AND EQUITY
Current Liabilities
Current portion of term debt	$17,712	$16,097
Current portion of other notes payable	6,788	6,917
Accounts payable	157,473	150,927
Accrued expenses and other	57,480	78,281
Current portion of warrant liability	22,032	33,048
Total current liabilities	261,485	285,270
Non-current portion of term debt and revolving credit facility	830,480	752,484
Non-current portion of other notes payable	14,805	14,985
Non-current accrued expenses and other	170,870	164,185
Deferred tax liability	123,805	123,744
Total non-current liabilities	1,139,960	1,055,398
Total liabilities	1,401,445	1,340,668
Commitments and Contingencies
Equity
Shares of Class A Common Stock, $0.0001 par value; 1,000,000,000 shares authorized; 86,061,753 and 83,537,542 shares issued and outstanding as of March 30, 2025 and December 29, 2024, respectively	8	8
Shares of Class V Common Stock, $0.0001 par value; 61,249,000 shares authorized; 55,349,000 and 57,349,000 shares issued and outstanding as of March 30, 2025 and December 29, 2024, respectively	6	6
Additional paid-in capital	1,014,569	988,510
Accumulated deficit	(303,663)	(304,663)
Accumulated other comprehensive income	14,678	18,590
Total stockholders' equity	725,598	702,451
Noncontrolling interest	652,024	685,293
Total equity	1,377,622	1,387,744
Total liabilities and equity	$2,779,067	$2,728,412

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the thirteen weeks ended March 30, 2025 and March 31, 2024
(In thousands)
(Unaudited)

	Thirteen weeks ended March 30, 2025	Thirteen weeks ended March 31, 2024
Cash flows from operating activities
Net income	$5,678	$2,397
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	18,745	18,302
Gain on sale of business	—	(44,015)
(Gain) loss on remeasurement of warrant liability	(11,016)	11,808
(Gain) loss on sale of assets	(660)	470
Loss on debt extinguishment	531	—
Share-based compensation	4,328	3,913
Deferred taxes	61	6,159
Deferred financing costs	349	1,760
Changes in assets and liabilities:
Accounts receivable, net	(15,131)	(8,578)
Inventories	(6,214)	(6,190)
Prepaid expenses and other assets	(7,112)	(6,503)
Accounts payable and accrued expenses and other	(9,777)	11,412
Net cash used in operating activities	(20,218)	(9,065)
Cash flows from investing activities
Purchases of property and equipment	(38,795)	(13,630)
Proceeds from sale of property and equipment	756	6,006
Proceeds from sale of business	—	167,500
Proceeds from sale of routes	4,989	7,199
Proceeds from the sale of IO notes	472	855
Notes receivable	(8,156)	(9,919)
Net cash (used in) provided by investing activities	(40,734)	158,011
Cash flows from financing activities
Borrowings on line of credit	85,000	37,000
Repayments on line of credit	(35,160)	(37,119)
Borrowings on term debt and notes payable	38,470	9,798
Repayments on term debt and notes payable	(7,951)	(154,239)
Payment of debt issuance cost	(1,730)	—
Payments of tax withholding requirements for employee stock awards	(2,168)	(1,397)
Dividends paid	(5,401)	(4,625)
Distribution to noncontrolling interest	(3,498)	(3,383)
Net cash provided by (used in) financing activities	67,562	(153,965)
Net increase (decrease) in cash and cash equivalents	6,610	(5,019)
Cash and cash equivalents at beginning of period	56,138	52,023
Cash and cash equivalents at end of period	$62,748	$47,004

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures
(Amounts may not sum due to rounding)

Net Sales and Organic Net Sales

	13-Weeks Ended
(dollars in millions)	March 30, 2025	March 31, 2024	Change
Net Sales as Reported	$352.1	$346.5	1.6%
Impact of Dispositions	—	(4.3)
Organic Net Sales (1)	$352.1	$342.2	2.9%
(1) Organic Net Sales excludes the Impact of Dispositions that took place after Q1 2024.

Net Sales Growth Drivers

	13-Weeks Ended March 30, 2025
(% change in prior year net sales)	Branded Salty Snacks (1)	Non-Branded & Non-Salty Snacks (2)	Total
Net Sales as Reported	$305.9	$46.2	$352.1
Net Sales as Reported Growth Versus Prior Year	4.9%	(16.0)%	1.6%

Volume/mix	8.3%	(6.1)%	6.3%
Pricing(3)	(3.4)	(2.7)	(3.4)
Organic Net Sales Growth Versus Prior Year	4.9%	(8.8)%	2.9%
Divestiture	—	(7.2)	(1.3)
Net Sales as Reported Growth Versus Prior Year	4.9%	(16.0)%	1.6%
(1) Branded Salty Snacks sales excluding IO unreported sales.
(2) Non-Branded & Non-Salty Snacks including IO unreported sales.
(3) Included in Pricing for Branded Salty Snacks and Total Company is an impact of (3.1)% and (2.8)%, respectively, related to bonus packs.

Gross Profit and Adjusted Gross Profit

	13-Weeks Ended
(dollars in millions)	March 30, 2025	March 31, 2024
Gross Profit	$118.2	$119.6
Gross Profit as a % of Net Sales	33.6%	34.5%
Depreciation and Amortization	7.6	7.2
Non-Cash and Other Cash Adjustments (1)	8.7	2.0
Adjusted Gross Profit	$134.5	$128.8
Adjusted Gross Profit as a % of Net Sales	38.2%	37.2%
(1) Non-cash and other cash adjustments includes non-cash costs related to incentive programs, asset impairments and write-offs, purchase commitments, other non-cash items, acquisition, divestiture, and integration, business transformation initiatives, and financing-related costs.

Adjusted Selling, Distribution, and Administrative Expense

	13-Weeks Ended
(dollars in millions)	March 30, 2025	March 31, 2024
Selling, Distribution, and Administrative Expense	$113.2	$109.4
Less:
Depreciation and Amortization in SD&A Expense	11.1	11.1
Non-Cash and Other Cash Adjustments (1)	12.7	12.9
Adjusted Selling, Distribution, and Administrative Expense	$89.4	$85.4
Adjusted SD&A Expense as a % of Net Sales	25.4%	24.6%
(1) Non-cash and other cash adjustments includes non-cash costs related to incentive programs, asset impairments and write-offs, purchase commitments, other non-cash items, acquisition, divestiture, and integration, business transformation initiatives, and financing-related costs.

Adjusted Net Income

	13-Weeks Ended
(dollars in millions, except per share data)	March 30, 2025	March 31, 2024	% Change
Net Income (Loss)	$5.7	$2.4	137.5%
Income Tax Expense (Benefit)	(0.6)	26.5
Income (loss) Before Taxes	5.1	28.9
Deferred Financing Fees	0.3	1.8
Acquisition Step-Up Depreciation and Amortization	10.8	11.5
Certain Non-Cash Adjustments	6.4	4.0
Acquisitions, Divestitures and Investments	7.4	(38.4)
Business and Transformation Initiatives	7.4	5.8
Financing-Related Costs	0.8	—
Gain (loss) on Remeasurement of Warrant Liability	(11.0)	11.8
Other Non-Cash and/or Cash Adjustments (1)	22.1	(3.5)
Adjusted Earnings before Taxes	27.2	25.4
Taxes on Earnings as Reported	0.6	(26.5)
Income Tax Adjustments(2)	(5.5)	21.9
Adjusted Taxes on Earnings	(4.9)	(4.6)
Adjusted Net Income	$22.3	$20.8	7.2%

Average Weighted Basic Shares Outstanding on an As-Converted Basis	141.4	140.7
Fully Diluted Shares on an As-Converted Basis	143.2	144.0
Adjusted Earnings Per Share	$0.16	$0.14	14.3%
(1) Non-cash and other cash adjustments includes non-cash costs related to incentive programs, asset impairments and write-offs, purchase commitments, other non-cash items, acquisitions, divestitures, and investments, business transformation initiatives, and financing-related costs.

(2) Income Tax Adjustment calculated as (Loss) Income before taxes plus (i) Acquisition, Step-Up Depreciation and Amortization and (ii) Other non-cash and/or cash adjustments, multiplied by a normalized GAAP effective tax rate, minus the actual tax provision recorded in the Consolidated Statement of Operations and Comprehensive Loss. The normalized GAAP effective tax rate excludes one-time items such as the impact of tax rate changes on deferred taxes and changes in valuation allowances.

Depreciation & Amortization

	13-Weeks Ended
(dollars in millions)	March 30, 2025	March 31, 2024
Core D&A - Non-Acquisition-related included in Gross Profit	$5.5	$4.6
Step-Up D&A - Transaction-related included in Gross Profit	2.1	2.6
Depreciation & Amortization - included in Gross Profit	7.6	7.2

Core D&A - Non-Acquisition-related included in SD&A Expense	$2.4	2.2
Step-Up D&A - Transaction-related included in SD&A Expense	8.7	8.9
Depreciation & Amortization - included in SD&A Expense	11.1	11.1

Depreciation & Amortization - Total	$18.7	$18.3

Core Depreciation and Amortization	$7.9	$6.8
Step-Up Depreciation and Amortization	$10.8	11.5
Total Depreciation and Amortization	$18.7	$18.3

EBITDA and Adjusted EBITDA

	13-Weeks Ended
(dollars in millions)	March 30, 2025	March 31, 2024	% Change
Net Income (Loss)	$5.7	$2.4	137.5%
Plus non-GAAP adjustments:
Income Tax Expense (Benefit)	(0.6)	26.5
Depreciation and Amortization	18.7	18.3
Interest Expense, Net	11.5	13.8
Interest Income from IO loans(1)	(0.5)	(0.8)
EBITDA	34.8	60.2	(42.2)%
Certain Non-Cash Adjustments(2)	5.7	4.0
Acquisitions, Divestitures and Investments(3)	7.4	(38.4)
Business Transformation Initiatives(4)	7.4	5.8
Financing-Related Costs(5)	0.8	—
(Gain) loss on Remeasurement of Warrant Liability(6)	(11.0)	11.8
Adjusted EBITDA	$45.1	$43.4	3.9%

Net income (loss) as a % of Net Sales	1.6%	0.7%	90	bps
Adjusted EBITDA as a % of Net Sales	12.8%	12.5%	30	bps

(1)Interest Income from IO loans refers to Interest Income that we earn from IO notes receivable that have resulted from our initiatives to transition from route sales professional (“RSP”) distribution to IO distribution ("Business Transformation Initiatives"). There is a notes payable recorded that mirrors most of the IO notes receivable, and the interest expense associated with the notes payable is part of the Interest Expense, Net adjustment.
(2)Certain Non-Cash Adjustments are comprised primarily of the following:
Incentive programs – The Company incurred 3.5 million and $3.9 million of share-based compensation expense, which was awarded to associates and directors, and compensation expense associated with the Omnibus Equity Incentive Plan (the "OEIP") for the thirteen weeks ended March 30, 2025 and March 31, 2024, respectively.
Purchase commitments and other adjustments – We have purchase commitments for specific quantities at fixed prices for certain of our products’ key ingredients. To facilitate comparisons of our underlying operating results, this adjustment was made to remove the volatility of purchase commitments related unrealized gains and losses. The adjustment related to purchase commitments and other adjustments, including cloud computing amortization, was expense of $2.2 million and $0.1 million for the thirteen weeks ended March 30, 2025 and March 31, 2024, respectively.

(3)Adjustment for Acquisitions, Divestitures and Investments Costs and (Gains) – This is comprised of consulting, transaction services, and legal fees incurred for acquisitions and certain potential acquisitions, in addition to expenses associated with integrating recent acquisitions. Such expenses were $7.4 million and $5.6 million for the thirteen weeks ended March 30, 2025 and March 31, 2024, respectively. Also included for the thirteen weeks ended March 31, 2024 was a gain of $44.0 million related to the Good Health and R.W. Garcia Sale.
(4)Business Transformation Initiatives Adjustment – This adjustment is related to consultancy, professional and legal fees incurred for specific initiatives and structural changes to the business that do not reflect the cost of normal business operations. In addition, gains and losses realized from the sale of distribution rights to IOs and the subsequent disposal of trucks, severance costs associated with the elimination of RSP positions, and enterprise resource planning system transition costs, fall into this category. The Company incurred such costs of $7.4 million and $5.8 million for the thirteen weeks ended March 30, 2025 and March 31, 2024, respectively.
(5)Financing-Related Costs – These costs include adjustments for various items related to raising debt and equity capital or debt extinguishment costs.
(6)Gains and Losses related to the changes in the remeasurement of warrant liabilities are not expected to be settled in cash, and when exercised would result in a cash inflow to the Company with the warrants converting to Class A Common Stock with the liability being extinguished and the fair value of the Warrants at the time of exercise being recorded as an increase to equity.

Normalized Adjusted EBITDA

	FY 2024					FY 2025
(dollars in millions)	Q1	Q2	Q3	Q4	FY 2024	Q1	TTM
Adjusted EBITDA	$43.4	$49.7	$54.0	$53.1	$200.2	$45.1	$201.9
Pre-Acquisition Adjusted EBITDA	—	—	—	—	—	—	—
Normalized Adjusted EBITDA	$43.4	$49.7	$54.0	$53.1	$200.2	$45.1	$201.9

Net Debt and Leverage Ratio

(dollars in millions)	As of March 30, 2025
Term Loan	$630.3
Real Estate Loan	59.0
ABL Facility	50.0
Equipment Loans and Finance Leases(1)	124.3
Gross Debt(2)	863.6
Cash and Cash Equivalents	62.7
Total Net Debt	$800.9

Last 52-Weeks Normalized Adjusted EBITDA	$201.9

Net Leverage Ratio(3)	4.0x

(1) Equipment loans and finance leases include leases accounted for as finance leases under US GAAP and loans for equipment.
(2) Includes Term Loan B, ABL Facility, Equipment Loans, and Finance Leases. Excludes amounts related to guarantees on IO loans which are collateralized by routes. The Company has the ability to recover substantially all of the outstanding IO loan value in the event of a default scenario, which historically has been uncommon.
(3) Based on trailing twelve month Normalized Adjusted EBITDA of $201.9 million.